Exhibit 10.1

[Warner-Elektra-Atlantic Corporation Letterhead]

August 31, 2012

VIA EMAIL AND EXPRESS MAIL

Cinram International Inc.

2255 Markham Road

Scarborough, Ontario M1B 2W3

Canada

Attn: John Bell

Email: johnbell@cinram.com

Dear Mr. Bell:

Reference is hereby made to (i) that certain US/Canada Manufacturing and PP&S Agreement dated as of July 1, 2010, as amended (collectively, the “US/Canada Agreement”) by and between Warner-Elektra-Atlantic Corporation (“WEA”) and Cinram International Inc., Cinram Manufacturing LLC and Cinram Distribution LLC (collectively, “Cinram”), (ii) that certain US/Canada Transition Agreement dated July 1, 2010 by and between WEA and Cinram (the “Transition Agreement” and, together with the US/Canada Agreement, the “Agreements”), and (iii) a letter dated June 22, 2012 (the “Termination Letter”) to Cinram from WEA by which WEA terminated the US/Canada Agreement effective immediately in accordance with the terms of the US/Canada Agreement and notified Cinram that the Transition Agreement applied. Capitalized terms used and not defined herein have the meanings assigned to them in the Agreements.

1. Reinstatement of the Agreements. Subject to the terms and conditions of this letter agreement, WEA and Cinram agree to reinstate the US/Canada Agreement effective as of June 22, 2012 and Cinram has agreed to assign the Agreements to Cinram Group, Inc. (formerly Cinram Acquisition, Inc.) (“CGI”), with respect to operations in the United States, and to Cinram Canada Operations ULC (“Cinram Canada”), with respect to operations in Canada. As a consequence, WEA hereby rescinds the Termination Letter; provided that such rescission shall only become effective upon the satisfaction of the following conditions:

(a) the sale of substantially all of the assets (the “Sale Transaction”) used in the core businesses carried on by Cinram International Inc. and its affiliates in North America (including pre-recorded media replication and distribution) to CGI and its affiliates, including Cinram Canada, pursuant to the Asset Purchase Agreement dated June 22, 2012 (the “APA”) shall have been consummated on or before September 14, 2012; and

(b) (i) the US/Canada Agreement, as reinstated, and the Transition Agreement shall have been designated to be assumed and assigned by CGI and Cinram Canada upon the closing date of the Sale Transaction in accordance with the procedures set forth in the APA and the order entered by the United States Bankruptcy Court for the District of Delaware on July 25, 2012 in the chapter 15 cases of Cinram and certain of its affiliates and subsidiaries which, among other things, authorized the assumption and assignment of certain executory contracts and unexpired leases, as applicable, and (ii) written notice of such assumption and assignment shall have been promptly delivered to WEA.

As a condition to and consequence of rescinding the Termination Letter, WEA and Cinram agree that the Transition Agreement shall no longer be operative at this time and shall be deemed not to have been applicable to the period from June 22, 2012 until the reinstatement of the US/Canada Agreement as provided herein. WEA and Cinram further agree that, as a condition to and consequence of rescinding the Termination Letter, WEA waives its right to terminate the US/Canada Agreement based on the specific Termination Events set forth in the Termination Letter.

2. Consent to Assignment. Subject to the terms and conditions of this letter agreement, WEA consents to the assumption and assignment of the Agreements to CGI and Cinram Canada and acknowledges and agrees that neither the Sale Transaction nor the assignment of the Agreements contemplated herein will constitute a breach, default or Termination Event under the terms of the Agreements. CGI and Cinram Canada agree that, effective upon the closing of the Sale Transaction, CGI and Cinram Canada shall assume all of Cinram’s right, title and interest in and to the Agreements and all of Cinram’s obligations and liabilities under the Agreements.

3. Guaranty. Upon the assumption and assignment of the Agreements, and for so long as either of the Agreements remain in effect, CGI agrees to (a) guarantee the performance of Cinram Canada under the Agreements, and (b) ensure that Cinram Canada has sufficient capital and resources to perform its obligations under the Agreements.

4. Good Faith Negotiations. Upon the closing of the Sale Transaction and the assumption and assignment of the Agreements, WEA hereby agrees to discuss in good faith with CGI and Cinram Canada to address a potential increase in certain fees under the US/Canada Agreement and/or potential changes in CGI’s and Cinram Canada’s operations under the US/Canada Agreement that would lead to increased efficiencies and cost reductions for CGI and Cinram Canada. WEA, CGI and Cinram Canada will endeavor in good faith to complete such discussions within thirty (30) days of the closing of the Sale Transaction.

Sincerely,

WARNER-ELEKTRA-ATLANTIC CORPORATION

By:	/s/ Trent N. Tappe
Name:	Trent N. Tappe
Title:	Vice President

Accepted and Agreed:

CINRAM INTERNATIONAL INC., CINRAM MANUFACTURING LLC AND CINRAM DISTRIBUTION LLC

By:	/s/ John H. Bell
Name:	John H. Bell
Title:	Chief Financial Officer

Accepted and Agreed:

CINRAM GROUP, INC.

By:	/s/ John H. Bell
Name:	John H. Bell
Title:	Chief Financial Officer

Accepted and Agreed:

CINRAM CANADA OPERATIONS ULC

By:	/s/ John H. Bell
Name:	John H. Bell
Title:	Chief Financial Officer

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